EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-237463) on Form S-8 of 1895 Bancorp of Wisconsin, Inc. of our report dated June 29, 2021, with respect to the statements of net assets available for benefits of the PyraMax Bank, FSB 401(k) Savings Plan as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplemental schedule as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 11-K of PyraMax Bank, FSB 401(k) Savings Plan.

Wipfli LLP

Milwaukee, Wisconsin
June 29, 2021